EXHIBIT 99.1
FirstCash Reports Third Quarter Results;
Net Revenues Increase 20% Driven by Growth in Pawn and AFF Segments;
104 Pawn Stores Added in the Third Quarter through Acquisitions and Store Openings;
Upsizes Credit Facility and Declares Quarterly Cash Dividend
____________________________________________________________

Fort Worth, Texas (October 26, 2023) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions through American First Finance (“AFF”), today announced operating results for the three and nine month periods ended September 30, 2023. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.35 per share, which will be paid in November 2023.

Mr. Rick Wessel, chief executive officer, stated, “Our third quarter results were outstanding as strong growth and profitability metrics in the core pawn segments and AFF resulted in record earning assets, revenues and combined segment earnings. U.S. pawn has especially strong momentum, with pawn receivables ending the quarter up 22% in total and 11% on a same-store basis compared to the third quarter of last year. AFF further contributed to revenue and earnings growth with continued strength in originations and improved profitability over last year.

“We added 104 pawn stores during the third quarter, including 79 acquired U.S. locations and 25 de novo stores, mostly in Latin America, and are now on pace to add more than 150 total pawn stores for the full year. Coupled with strong demand in existing locations, the significant unit growth in pawn locations is expected to drive additional revenue and earnings growth in the fourth quarter and beyond.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2023	2022	2023	2022
Revenue	$786,301	$672,143	$786,301	$679,254
Net income	$57,144	$59,316	$70,775	$61,064
Diluted earnings per share	$1.26	$1.26	$1.56	$1.30
EBITDA (non-GAAP measure)	$129,350	$119,442	$132,985	$108,848
Weighted-average diluted shares	45,374	47,022	45,374	47,022

	Nine Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2023	2022	2023	2022
Revenue	$2,299,662	$1,979,598	$2,299,662	$2,014,396
Net income	$149,712	$173,429	$184,028	$169,095
Diluted earnings per share	$3.27	$3.64	$4.02	$3.55
EBITDA (non-GAAP measure)	$348,291	$349,167	$350,028	$306,613
Weighted-average diluted shares	45,747	47,602	45,747	47,602

Consolidated Operating Highlights
•Consolidated gross revenues totaled $786 million in the third quarter, an increase of 17% on a GAAP basis and 16% on an adjusted basis compared to the prior-year quarter. Year-to-date revenues totaled $2.3 billion, an increase of 16% on a GAAP basis and 14% on an adjusted basis compared to the prior-year period.
•Gross margin expansion helped drive third quarter and year-to-date increases of 20% and 19%, respectively, in consolidated net revenues (gross revenues less cost of sales and loss provisions) compared to the prior-year periods. Quarter-to-date and year-to-date net revenues increased 17% and 14% on an adjusted basis compared to the respective prior-year periods.
•On a GAAP basis, prior-year diluted earnings per share included a significant non-cash gain ($0.34 for the 2022 third quarter and $1.43 year-to-date for 2022, net of tax) on the revaluation of contingent consideration related to the AFF acquisition. Given the significance of the prior-year non-cash gains, GAAP-basis diluted earnings per share for the third quarter of 2023 were flat compared to the prior-year quarter and decreased 10% for the year-to-date period.
•Adjusted diluted earnings per share increased 20% in the third quarter compared to the prior-year quarter, excluding the non-cash revaluation gain and certain other adjustments. Year-to-date adjusted diluted earnings per share increased 13% compared to the prior-year period.
•While GAAP net income for the third quarter decreased 4% over the prior-year quarter primarily due to the non-cash revaluation gain in 2022, adjusted net income, which excludes such non-cash revaluation gain and certain other adjustments as described herein, increased 16% compared to the prior-year quarter. Year-to-date net income decreased 14% on a GAAP basis and increased 9% on an adjusted basis compared to the prior-year period.
•Adjusted EBITDA increased 22% in the third quarter compared to the prior-year quarter. For the twelve month period ended September 30, 2023, adjusted EBITDA totaled $481 million, an increase of 18% over the comparable prior-year period.
•Operating cash flows for the twelve month period ended September 30, 2023 were $461 million and adjusted free cash flows (a non-GAAP measure) were $268 million, an increase of 12% and 7%, respectively, compared to the prior-year period.

Store Base and Platform Growth
•Pawn Stores: 104 pawn locations were added in the third quarter through a combination of acquisitions and store openings. Year-to-date, a total of 140 stores have been added, bringing the total number of locations at September 30, 2023 to 2,988 locations.
By market, the Company reported the following store additions:
◦U.S. Pawn: 82 total stores were added in the third quarter through acquisitions and new store openings. A total of 79 stores were added through multiple acquisitions, which included locations in four new states for FirstCash (North Dakota, South Dakota, Oregon and Iowa). Three de novo locations were opened during the quarter, including two in Texas and one in Las Vegas, Nevada.
Year-to-date, the Company has added 88 locations and now has 1,181 full-service U.S. pawn locations in 29 states and the District of Columbia. This represents a 10% increase in the total number of stores compared to the same point one year ago.
The Company also purchased the underlying real estate at ten of its existing pawn stores during the third quarter. This brings the total number of owned U.S. locations to 318.
◦Latin America Pawn: A total of 22 de novo locations were opened in Latin America during the third quarter of 2023, which included 20 locations in Mexico and two locations in Guatemala.
Year-to-date, 52 locations have been opened in Latin America where the Company now has 1,807 total locations. The 52 de novo stores opened this year represent an 86% increase in the number of stores opened during the first nine months of 2022.

•Retail POS Payment Solutions Merchant Partnerships: AFF continued to grow market share with approximately 10,800 active retail and e-commerce merchant partner locations at September 30, 2023, representing a 26% increase in active merchant locations compared to September 30, 2022.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the third quarter of 2023 increased $14 million, or 20%, compared to the prior-year quarter. The resulting segment pre-tax operating margin increased to 25% for the third quarter of 2023, an improvement over the 23% margin for the prior-year quarter.
•Year-to-date segment pre-tax operating income increased by $30 million, or 15%, compared to the prior-year period. The resulting segment pre-tax operating margin increased to 24% for the year-to-date period, an improvement over the 23% margin for the comparable prior-year period.
•Pawn fee revenue increased 18% in total and 11% on a same-store basis for the third quarter of 2023 as compared to the prior-year quarter, reflecting store growth, continued inflationary pressures driving additional pawn loan demand and increased portfolio yield driven by improved customer redemption rates.
•Pawn receivables were at a record-level, increasing 22% in total at September 30, 2023 compared to the prior year. Same-store pawn receivables accelerated sequentially to an 11% quarter-over-quarter increase over the 6% quarter-over-quarter growth in the second quarter of 2023. The increase in total pawn receivables was driven by a 10% increase in total store count coupled with the strong same-store increase. The same-store increase was driven by a 7% increase in average loan size and a 4% increase in the number of loans outstanding.
•Retail merchandise sales in the third quarter of 2023 increased 4% compared to the prior-year quarter and increased 2% for the year-to-date period. Same-store retail sales decreased 3% compared to the prior-year quarter, as inventory levels remain relatively constrained due to strong turn rates and lower than normal pawn forfeiture rates.
•Gross profit from retail sales increased 9% in the third quarter compared to a year ago, driven by robust retail sales margins of 43% in the third quarter of 2023 compared to 41% in the prior-year quarter, reflecting continued demand for value-priced, pre-owned merchandise and low levels of aged inventory.
•Annualized inventory turnover was 2.8 times for the trailing twelve months ended September 30, 2023, which was an improvement over the prior-year annualized inventory turnover of 2.7 times. Inventories aged greater than one year at September 30, 2023 remained extremely low at 1%.
•Operating expenses increased 11% in total and 3% on a same-store basis in the third quarter of 2023 compared to the prior-year quarter, primarily reflecting higher store counts coupled with slight increases in wages and certain other operating costs.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the third quarter of 2023 was 17.1 pesos / dollar, a favorable change of 15% versus the comparable prior-year period, and for the nine month period ended September 30, 2023 was 17.8 pesos / dollar, a favorable change of 12% versus the prior-year period.
•Segment pre-tax operating income was a record $41 million in the third quarter and year-to-date was $112 million, both representing increases of 12% over the comparable prior-year periods. The earnings growth in 2023 reflects meaningful tailwind from the strength of the Mexican peso so far this year. On a currency adjusted basis, segment income declined 3% for the quarter, which was due primarily to an increased pace of store openings resulting in higher costs, along with higher year-over-year labor and other inflationary-related operating costs.

•Pawn loan fees increased 22%, or 4% on a constant currency basis, in the third quarter of 2023 as compared to the prior-year quarter, both in total and on a same-store basis, reflecting improved yields on pawn receivables.
•Pawn receivables at September 30, 2023 increased 15% while remaining flat on a constant currency basis compared to the prior year. On a same-store basis, pawn receivables increased 14%, or flat on a constant currency basis, compared to the prior year. The Company believes the flattening in local currency pawn receivable growth reflects the typically short-term impact of government-mandated minimum wage and benefit increases in 2023 in Mexico which have benefited many cash-constrained consumers.
•Retail merchandise sales in the third quarter of 2023 increased 23%, or 5% on a constant currency basis, compared to the prior-year quarter and increased 23% and 9%, respectively, for the year-to-date period. Same-store retail merchandise sales in the third quarter of 2023 were also up 23%, or 5% on a constant currency basis, compared to the prior-year quarter, reflective of greater liquidity for cash-constrained customers.
•Retail margins were 36% for the third quarter of 2023 which was consistent with last year while representing a slight increase over the previous sequential quarter. Annualized inventory turnover was 4.3 times for the trailing twelve months ended September 30, 2023, while inventories aged greater than one year at September 30, 2023 remained extremely low at 1%.
•Operating expenses increased 33% in total and 31% on a same-store basis compared to the prior-year quarter. On a constant currency basis, they increased 14% in total and 13% on a same-store basis, primarily driven by general inflationary impacts and increases in the federally mandated minimum wage and other required benefit programs and increased store openings.

Retail POS Payment Solutions Segment - American First Finance (AFF) Operating Results
Note: The reconciliations of GAAP revenues and earnings for this segment to adjusted revenues and earnings are provided and described in more detail in the Retail POS Payment Solutions Segment Results section of this release.
•Third quarter segment pre-tax operating income totaled $39 million, an increase of 96% on a GAAP basis and 41% on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements in the 2022 results, over the prior-year quarter. Year-to-date segment pre-tax operating income was $88 million, an increase of 141% on a GAAP basis and 13% on an adjusted basis over the prior-year period.
•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, increased 21% on a GAAP basis and 17% on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements in the 2022 results. Revenues for the year-to-date period increased 25% on a GAAP basis and 18% on an adjusted basis compared to the prior-year period.
•Gross transaction volume from originated LTO and POS financing transactions totaled $251 million for the third quarter and $756 million year-to-date, representing an increase of 14% over the third quarter of last year despite a slight decline of 4.9% in same-door originations. Year-to-date gross transaction volumes were up 24% in total over the prior-year period.
•Combined gross leased merchandise and finance receivables outstanding at September 30, 2023, excluding the impacts of purchase accounting, increased 15% compared to the September 30, 2022 balances.
•AFF continues to provide significant up front expected lifetime loss provisioning on leased merchandise and finance receivable originations. The resulting combined loss provision on leased merchandise and finance receivables increased 13% for the quarter and 20% year-to-date, reflecting strong origination growth coupled with slightly increased provisioning rates on most products given ongoing macroeconomic uncertainties.

•The average monthly net charge-off (“NCO”) rate for combined leased merchandise and finance receivable products was 5.4% in the third quarter, which was slightly above the prior-year of 5.1%, but in line with the Company’s targeted range for NCO’s which are seasonally higher in the third quarter compared to other quarters. The combined NCO rate for the year-to-date period was 4.9% compared to the prior-year rate of 4.7%.
•Operating expenses decreased 4% compared to the prior-year quarter, primarily due to lower receivable acquisition costs and the realization of information technology cost synergies from the Company’s acquisition of AFF.
Cash Flow and Liquidity
•All of the Company’s business segments continue to generate significant operating cash flows. For the twelve month period ended September 30, 2023, consolidated operating cash flows totaled $461 million and adjusted free cash flows (a non-GAAP measure) were $268 million, increases of 12% and 7%, respectively, compared to the prior-year period.
•In October 2023, the Company obtained a $50 million increase in lender commitments under its U.S. revolving commercial bank credit facility, increasing the size of the facility from $590 million to $640 million. The August 2027 maturity date and all financial covenants remained unchanged under the expanded U.S. facility. Coupled with its Mexico bank line of credit, which was recently renewed and extended into 2027, the Company has total lender commitments under its bank credit facilities of approximately $675 million, providing ample funding for continued growth investments and shareholder returns.
•The majority (over $1 billion) of the Company’s long-term financing remains fixed rate debt with favorable interest rates ranging from 4.625% to 5.625% and maturity dates not until 2028 and 2030.
•The Company’s net debt to trailing twelve months adjusted EBITDA ratio was 3.2x at September 30, 2023, which increased slightly compared to 3.1x at September 30, 2022, as increased borrowings as a result of the third quarter pawn acquisition activity was mostly offset by the 18% increase in trailing twelve months adjusted EBITDA.

Shareholder Returns
•The Company repurchased 95,000 shares of common stock during the third quarter at an aggregate cost of $9 million and an average cost per share of $92.79. For the nine months ended September 30, 2023, the Company repurchased 1,248,000 shares of common stock at an aggregate cost of $114 million and an average cost per share of $91.58. The Company has $200 million available under the share repurchase program authorized in July 2023. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Board of Directors declared a $0.35 per share fourth quarter cash dividend, which will be paid on November 30, 2023 to stockholders of record as of November 15, 2023. This represents an annualized dividend of $1.40 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•The Company generated a 12% return on equity over the twelve months ended September 30, 2023 while the return on assets for the twelve months ended September 30, 2023 was 6%.

2023 Outlook
Based on strong third quarter results coupled with the recent pawn acquisitions and continued growth in earning assets, the Company’s outlook for the remainder of 2023 remains highly positive which should result in further growth in revenue and earnings across all segments for the fourth quarter and full-year. Pawn operations are expected to remain the primary earnings driver in 2023 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be approximately 80% of total segment level pre-tax income for the full year.

Anticipated conditions and trends for the remainder of 2023 include the following:
Pawn Operations:
•Expected fourth quarter results in the U.S. should benefit in particular from the addition of 88 U.S. locations year-to-date, of which 82 were added in the third quarter and provided limited contribution to the reported third quarter results.
•Pawn receivables at September 30, 2023 were up 22% in the U.S. and 15% in Latin America. U.S. pawn receivables continue to trend even higher thus far in October, and are now up by over 24% in total and over 12% on a same-store basis compared to the same point a year ago. The growth in pawn receivables would imply similarly expected growth in pawn fee revenue during the fourth quarter.
•Given the strong growth in store counts year-to-date, fourth quarter and full year retail sales are expected to grow in both markets as well. Retail margins are anticipated to remain strong at 42% to 43% in the U.S. and 35% to 36% in Latin America.
•While operating expenses are expected to rise in both the U.S. and Latin America in 2023 due to increased store counts along with continued inflationary impacts (primarily in Latin America), the Company anticipates continued operating leverage from the expected revenue growth from its pawn segments.
•In addition to the acquired U.S. stores, the Company expects to add approximately 65 total new locations in 2023. Management continues to see a solid pipeline of further new store openings and potential acquisition opportunities in both the U.S. and Latin America.
POS Payment Solutions (AFF) Operations:
•Transaction volumes, or originations, are now expected to increase 8% to 10% in the fourth quarter and 18% to 20% for the full year as compared to the respective prior-year periods. Resulting adjusted revenues are now forecast to grow in a range of 11% to 13% in the fourth quarter and 15% to 17% for the full year as compared to the respective prior-year periods.
•The Company expects AFF's estimated lease and loan loss provisioning rates for the remainder of 2023 will continue to reflect a conservative approach with provisioning above historical pre-pandemic loss rates for most vintages. Full year provision expense is expected to increase consistently with the expected increase in originations. Operating expenses for the full year are expected to increase in the 10% to 12% range in 2023 as well, primarily due to the expected increase in origination activity.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s third quarter results, “The strong operating performance in the third quarter, highlighted by the continued acceleration of revenue growth this year, reflected outstanding performance across all business segments and the continued execution of our long-term growth strategies.

“The pawn business remains especially resilient as we continue to see increasing demand, especially in our U.S. markets, that we believe to be driven by continued inflationary pressure and signs of increased credit tightening at the subprime level. To put this in context, during 2023 same-store U.S. pawn receivables were up 5% at March 31, up 6% at June 30, and were up 11% at September 30. Of note, the pawn receivable growth in the U.S. is being driven by both the size and number of pawn loans. Furthermore, our retail inventory turns remain high with sales margins at or near record levels as our deep value pricing model and interest-free layaway programs allow us to effectively serve cash-constrained consumers in uncertain economic environments.

“We continue to invest significantly in growing our core pawn operations in both the U.S. and Latin America through both acquisitions, at reasonable purchase multiples, and new store openings. We believe both markets remain attractive for continued long-term growth based on the large addressable markets and favorable consumer demographic trends.

“Year-to-date for 2023 we have added 140 pawn locations, and in the third quarter alone grew our store base by 104 units, which included locations in four new U.S. states which should provide further opportunities for growth in those markets through additional tuck-in openings and acquisitions. The stores acquired in the third quarter should be immediately accretive to earnings and are expected to produce over $20 million in annualized store-level EBITDA. Latin America expansion continues to re-accelerate as well, with the opening of 22 stores in the third quarter, 52 stores year-to-date and projected full year openings of 60 stores or more.

“We believe the robust store growth thus far in 2023 will provide further revenue and earnings momentum for the fourth quarter of this year and all of 2024. In addition, we continue to see meaningful opportunities to add additional locations through continued new store openings and acquisition opportunities. We also continue to strategically acquire the underlying real estate at many of our U.S. pawn locations. Year-to-date, we have acquired 24 locations and now own 318 of our U.S. locations which is EBITDA accretive and provides surety to protect from future rent increases and provides us greater strategic control of our store base.

“AFF’s third quarter results were also outstanding, driven by continued growth in new merchant doors and origination activity which drove increased revenue and profitability. While combined lease and loan charge-offs are running below internal expectations, we continue to reserve for lease and loan losses using upfront provisioning based on historical pre-pandemic loss curves coupled with overlays reflecting the current macro environment. We remain highly optimistic on AFF’s runway for long-term growth in what we believe is still an under-penetrated retail POS payment solutions market.

“With the strong operating performance to date from all segments, cash flows continue to be robust as evidenced by the $461 million of operating cash flows and $268 million of consolidated free cash flows generated over the trailing twelve months. Enabled by our dependable and growing cash flows, we recently increased the size of our U.S. bank credit facility and extended the term of the Mexico credit facility which provides further long-term capacity for strategic investments to drive shareholder returns.

“Our commitment to shareholder returns remains a key focus. Over the last twelve months, we have bought back 1,417,000 shares of common stock at a price of $128 million or $89.94 per share. In addition, we continue to pay a cash dividend which has increased every year for the past eight years.

“In summary, we believe our strong operating performance coupled with growth investments and shareholder returns will continue to drive long-term shareholder value,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,900 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 10,800 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks related to the extensive regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to, or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions, to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own and retail finance products, including, as a result to, changes in the general economic conditions; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation and rising interest rates, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Retail merchandise sales	$335,081	$300,899	$983,860	$901,975
Pawn loan fees	174,560	145,727	480,298	411,613
Leased merchandise income	189,382	158,089	562,625	455,736
Interest and fees on finance receivables (1)	61,413	48,846	174,247	135,039
Wholesale scrap jewelry sales	25,865	18,582	98,632	75,235
Total revenue	786,301	672,143	2,299,662	1,979,598

Cost of revenue:
Cost of retail merchandise sold	199,719	182,199	590,991	543,722
Depreciation of leased merchandise (1)	103,698	86,519	307,824	262,830
Provision for lease losses	39,736	31,916	141,674	109,771
Provision for loan losses	33,096	31,956	90,571	83,453
Cost of wholesale scrap jewelry sold	21,405	16,261	79,012	64,371
Total cost of revenue	397,654	348,851	1,210,072	1,064,147

Net revenue	388,647	323,292	1,089,590	915,451

Expenses and other income:
Operating expenses	211,524	185,547	615,366	539,398
Administrative expenses	45,056	36,951	124,428	110,882
Depreciation and amortization	27,365	25,971	81,526	77,495
Interest expense	24,689	18,282	66,657	50,749
Interest income	(328)	(206)	(1,253)	(1,104)
(Gain) loss on foreign exchange	(286)	255	(1,905)	(198)
Merger and acquisition expenses	3,387	733	3,670	1,712
Gain on revaluation of contingent acquisition consideration	—	(19,800)	—	(82,789)
Other expenses (income), net	(384)	164	(260)	(2,721)
Total expenses and other income	311,023	247,897	888,229	693,424

Income before income taxes	77,624	75,395	201,361	222,027

Provision for income taxes	20,480	16,079	51,649	48,598

Net income	$57,144	$59,316	$149,712	$173,429
(1)As a result of purchase accounting, AFF’s as reported amounts for the three and nine months ended September 30, 2022 contain significant fair value adjustments. See reconciliation of reported amounts to adjusted amounts excluding the impacts of purchase accounting in the “Retail POS Payment Solutions Segment Results” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,		December 31,
	2023	2022	2022
ASSETS
Cash and cash equivalents	$86,547	$100,620	$117,330
Accounts receivable, net	72,336	58,435	57,792
Pawn loans	483,785	404,227	390,617
Finance receivables, net (1)	113,307	111,945	103,494
Inventories	314,382	295,428	288,339
Leased merchandise, net (1)	143,169	132,097	153,302
Prepaid expenses and other current assets	21,114	38,322	19,788
Total current assets	1,234,640	1,141,074	1,130,662

Property and equipment, net	604,673	535,584	538,681
Operating lease right of use asset	312,097	299,052	307,009
Goodwill	1,713,354	1,523,699	1,581,381
Intangible assets, net	291,690	345,512	330,338
Other assets	10,057	9,133	9,415
Deferred tax assets, net	8,052	6,906	7,381
Total assets	$4,174,563	$3,860,960	$3,904,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$146,873	$175,964	$139,460
Customer deposits and prepayments	71,752	63,066	63,125
Lease liability, current	98,745	91,115	92,944
Total current liabilities	317,370	330,145	295,529

Revolving unsecured credit facilities	560,229	338,000	339,000
Senior unsecured notes	1,037,151	1,035,226	1,035,698
Deferred tax liabilities, net	139,713	155,263	151,759
Lease liability, non-current	202,516	197,171	203,115
Total liabilities	2,256,979	2,055,805	2,025,101

Stockholders’ equity:
Common stock	573	573	573
Additional paid-in capital	1,737,497	1,732,500	1,734,528
Retained earnings	1,164,228	995,669	1,060,603
Accumulated other comprehensive loss	(64,521)	(127,366)	(106,573)
Common stock held in treasury, at cost	(920,193)	(796,221)	(809,365)
Total stockholders’ equity	1,917,584	1,805,155	1,879,766
Total liabilities and stockholders’ equity	$4,174,563	$3,860,960	$3,904,867

(1)As a result of purchase accounting, AFF’s September 30, 2022 as reported earning asset balances contain significant fair value adjustments, which were fully amortized during 2022. See reconciliation of reported AFF earning asset balances to AFF earning asset balances adjusted to exclude the impacts of purchase accounting in the “Retail POS Payment Solutions Segment Results” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expenses of pawn store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expenses of certain operations-focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

U.S. Pawn Segment Results

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	September 30,
	2023	2022	Increase
Revenue:
Retail merchandise sales	$203,769	$195,854	4%
Pawn loan fees	114,022	96,222	18%
Wholesale scrap jewelry sales	17,140	12,956	32%
Total revenue	334,931	305,032	10%

Cost of revenue:
Cost of retail merchandise sold	115,670	114,899	1%
Cost of wholesale scrap jewelry sold	14,297	11,338	26%
Total cost of revenue	129,967	126,237	3%

Net revenue	204,964	178,795	15%

Segment expenses:
Operating expenses	113,976	102,508	11%
Depreciation and amortization	6,586	5,806	13%
Total segment expenses	120,562	108,314	11%

Segment pre-tax operating income	$84,402	$70,481	20%

Operating metrics:
Retail merchandise sales margin	43%	41%
Net revenue margin	61%	59%
Segment pre-tax operating margin	25%	23%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

	Nine Months Ended
	September 30,
	2023	2022	Increase
Revenue:
Retail merchandise sales	$610,493	$596,165	2%
Pawn loan fees	315,679	274,304	15%
Wholesale scrap jewelry sales	61,108	45,153	35%
Total revenue	987,280	915,622	8%

Cost of revenue:
Cost of retail merchandise sold	349,138	349,007	—%
Cost of wholesale scrap jewelry sold	49,604	39,150	27%
Total cost of revenue	398,742	388,157	3%

Net revenue	588,538	527,465	12%

Segment expenses:
Operating expenses	331,916	302,572	10%
Depreciation and amortization	18,786	17,261	9%
Total segment expenses	350,702	319,833	10%

Segment pre-tax operating income	$237,836	$207,632	15%

Operating metrics:
Retail merchandise sales margin	43%	41%
Net revenue margin	60%	58%
Segment pre-tax operating margin	24%	23%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of September 30,
	2023	2022	Increase
Earning assets:
Pawn loans	$341,123	$279,645	22%
Inventories	217,406	204,359	6%
	$558,529	$484,004	15%

Average outstanding pawn loan amount (in ones)	$245	$232	6%

Composition of pawn collateral:
General merchandise	31%	32%
Jewelry	69%	68%
	100%	100%

Composition of inventories:
General merchandise	45%	43%
Jewelry	55%	57%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.7 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			September 30,	Increase /
	September 30,			2023	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$132,784	$107,591	23%	$113,130	5%
Pawn loan fees	60,538	49,505	22%	51,468	4%
Wholesale scrap jewelry sales	8,725	5,626	55%	8,725	55%
Total revenue	202,047	162,722	24%	173,323	7%

Cost of revenue:
Cost of retail merchandise sold	84,816	68,642	24%	72,336	5%
Cost of wholesale scrap jewelry sold	7,108	4,923	44%	6,023	22%
Total cost of revenue	91,924	73,565	25%	78,359	7%

Net revenue	110,123	89,157	24%	94,964	7%

Segment expenses:
Operating expenses	63,907	47,979	33%	54,807	14%
Depreciation and amortization	5,236	4,566	15%	4,508	(1)%
Total segment expenses	69,143	52,545	32%	59,315	13%

Segment pre-tax operating income	$40,980	$36,612	12%	$35,649	(3)%

Operating metrics:
Retail merchandise sales margin	36%	36%		36%
Net revenue margin	55%	55%		55%
Segment pre-tax operating margin	20%	22%		21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Constant Currency Basis
				Nine Months
				Ended
	Nine Months Ended			September 30,
	September 30,			2023	Increase
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$378,302	$308,356	23%	$335,675	9%
Pawn loan fees	164,619	137,309	20%	145,876	6%
Wholesale scrap jewelry sales	37,524	30,082	25%	37,524	25%
Total revenue	580,445	475,747	22%	519,075	9%

Cost of revenue:
Cost of retail merchandise sold	244,439	196,057	25%	217,075	11%
Cost of wholesale scrap jewelry sold	29,408	25,221	17%	25,945	3%
Total cost of revenue	273,847	221,278	24%	243,020	10%

Net revenue	306,598	254,469	20%	276,055	8%

Segment expenses:
Operating expenses	179,170	141,574	27%	160,068	13%
Depreciation and amortization	15,884	13,520	17%	14,306	6%
Total segment expenses	195,054	155,094	26%	174,374	12%

Segment pre-tax operating income	$111,544	$99,375	12%	$101,681	2%

Operating metrics:
Retail merchandise sales margin	35%	36%		35%
Net revenue margin	53%	53%		53%
Segment pre-tax operating margin	19%	21%		20%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				September 30,	Increase /
	As of September 30,			2023	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$142,662	$124,582	15%	$124,622	—%
Inventories	96,976	91,069	6%	84,711	(7)%
	$239,638	$215,651	11%	$209,333	(3)%

Average outstanding pawn loan amount (in ones)	$89	$79	13%	$78	(1)%

Composition of pawn collateral:
General merchandise	66%	69%
Jewelry	34%	31%
	100%	100%

Composition of inventories:
General merchandise	68%	71%
Jewelry	32%	29%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.3 times	4.0 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

Retail POS Payment Solutions Operating Results (dollars in thousands)

				Adjusted (1)
				Three Months
				Ended
	Three Months Ended			September 30,	Increase /
	September 30,		Increase /	2022	(Decrease)
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Leased merchandise income	$189,382	$158,089	20%	$158,089	20%
Interest and fees on finance receivables	61,413	48,846	26%	55,957	10%
Total revenue	250,795	206,935	21%	214,046	17%

Cost of revenue:
Depreciation of leased merchandise	104,198	86,703	20%	85,864	21%
Provision for lease losses	39,640	32,350	23%	32,350	23%
Provision for loan losses	33,096	31,956	4%	31,956	4%
Total cost of revenue	176,934	151,009	17%	150,170	18%

Net revenue	73,861	55,926	32%	63,876	16%

Segment expenses:
Operating expenses	33,641	35,060	(4)%	35,060	(4)%
Depreciation and amortization	771	775	(1)%	775	(1)%
Total segment expenses	34,412	35,835	(4)%	35,835	(4)%

Segment pre-tax operating income	$39,449	$20,091	96%	$28,041	41%

(1)As a result of purchase accounting, AFF’s as reported amounts for the three months ended September 30, 2022 contain significant fair value adjustments. The adjusted amounts for the three months ended September 30, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Adjusted (1)
				Nine Months
				Ended
	Nine Months Ended			September 30,
	September 30,			2022	Increase
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Leased merchandise income	$562,625	$455,736	23%	$455,736	23%
Interest and fees on finance receivables	174,247	135,039	29%	169,837	3%
Total revenue	736,872	590,775	25%	625,573	18%

Cost of revenue:
Depreciation of leased merchandise	309,432	263,014	18%	256,218	21%
Provision for lease losses	141,854	110,205	29%	110,205	29%
Provision for loan losses	90,571	83,453	9%	83,453	9%
Total cost of revenue	541,857	456,672	19%	449,876	20%

Net revenue	195,015	134,103	45%	175,697	11%

Segment expenses:
Operating expenses	104,280	95,252	9%	95,252	9%
Depreciation and amortization	2,258	2,156	5%	2,156	5%
Total segment expenses	106,538	97,408	9%	97,408	9%

Segment pre-tax operating income	$88,477	$36,695	141%	$78,289	13%

(1)As a result of purchase accounting, AFF’s as reported amounts for the nine months ended September 30, 2022 contain significant fair value adjustments. The adjusted amounts for the nine months ended September 30, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	September 30,
	2023	2022	Increase
Leased merchandise	$147,513	$136,219	8%
Finance receivables	103,183	84,552	22%
Total gross transaction volume	$250,696	$220,771	14%

	Nine Months Ended
	September 30,
	2023	2022	Increase
Leased merchandise	$452,792	$371,935	22%
Finance receivables	303,485	239,618	27%
Total gross transaction volume	$756,277	$611,553	24%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

				Adjusted (2)
				As of
				September 30,
	As of September 30,			2022	Increase
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$250,298	$210,703	19%	$217,412	15%
Less allowance for lease losses	(105,472)	(78,020)	35%	(85,630)	23%
Leased merchandise, net (1)	$144,826	$132,683	9%	$131,782	10%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$209,991	$190,358	10%	$182,500	15%
Less allowance for loan losses	(96,684)	(78,413)	23%	(78,413)	23%
Finance receivables, net	$113,307	$111,945	1%	$104,087	9%

(1)Includes $1.7 million and $0.6 million of intersegment transactions as of September 30, 2023 and 2022, respectively, related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated net leased merchandise as of September 30, 2023 and 2022 totaled $143.2 million and $132.1 million, respectively.

(2)As a result of purchase accounting, AFF’s September 30, 2022 as reported earning assets contain significant fair value adjustments, which were fully amortized during 2022. The adjusted amounts as of September 30, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

				Adjusted (5)
				Three Months
				Ended
	Three Months Ended			September 30,
	September 30,			2022	Increase
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Allowance for lease losses:
Balance at beginning of period	$110,964	$69,101	61%	$86,014	29%
Provision for lease losses (1)	39,640	32,350	23%	32,350	23%
Charge-offs	(46,794)	(24,551)	91%	(33,854)	38%
Recoveries	1,662	1,120	48%	1,120	48%
Balance at end of period	$105,472	$78,020	35%	$85,630	23%

Leased merchandise portfolio metrics:
Provision expense as percentage of originations (2)	27%			24%
Average monthly net charge-off rate (3)	5.9%			5.2%
Delinquency rate (4)	21.1%			18.9%

Allowance for loan losses:
Balance at beginning of period	$93,054	$73,936	26%
Provision for loan losses	33,096	31,956	4%
Charge-offs	(30,890)	(28,642)	8%
Recoveries	1,424	1,163	22%
Balance at end of period	$96,684	$78,413	23%

Finance receivables portfolio metrics:
Provision expense as a percentage of originations (2)	32%	38%
Average monthly net charge-off rate (3)	4.7%	5.0%
Delinquency rate (4)	19.4%	19.2%

(1)Includes $0.1 million of provision reduction and $0.4 million of provision increase from intersegment transactions for the three months ended September 30, 2023 and 2022, respectively, related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, the provision for lease losses for the three months ended September 30, 2023 and 2022 totaled $39.7 million and $31.9 million, respectively.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses (adjusted to exclude any fair value purchase accounting adjustments, as applicable).

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

(5)As a result of purchase accounting, AFF’s as reported allowance for lease losses for the three months ended September 30, 2022 contains significant fair value adjustments. The adjusted amounts for the three months ended September 30, 2022 exclude these fair value purchase accounting adjustments. As a result of the significance of these accounting adjustments, the Company does not believe that the unadjusted leased merchandise portfolio metrics for the three months ended September 30, 2022 provide a useful comparison against the September 30, 2023 amounts.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Adjusted (5)
				Nine Months
				Ended
	Nine Months Ended			September 30,
	September 30,		Increase /	2022	Increase
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Allowance for lease losses:
Balance at beginning of period	$79,576	$5,442	1,362%	$66,968	19%
Provision for lease losses (1)	141,854	110,205	29%	110,205	29%
Charge-offs	(120,966)	(40,872)	196%	(94,788)	28%
Recoveries	5,008	3,245	54%	3,245	54%
Balance at end of period	$105,472	$78,020	35%	$85,630	23%

Leased merchandise portfolio metrics:
Provision expense as percentage of originations (2)	31%			30%
Average monthly net charge-off rate (3)	5.3%			4.8%
Delinquency rate (4)	21.1%			18.9%

Allowance for loan losses:
Balance at beginning of period	$84,833	$75,574	12%
Provision for loan losses	90,571	83,453	9%
Charge-offs	(83,281)	(84,629)	(2)%
Recoveries	4,561	4,015	14%
Balance at end of period	$96,684	$78,413	23%

Finance receivables portfolio metrics:
Provision expense as a percentage of originations (2)	30%	35%
Average monthly net charge-off rate (3)	4.4%	4.5%
Delinquency rate (4)	19.4%	19.2%

(1)Includes $0.2 million and $0.4 million of provision increase from intersegment transactions for the nine months ended September 30, 2023 and 2022, respectively, related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, the provision for lease losses for the nine months ended September 30, 2023 and 2022 totaled $141.7 million and $109.8 million, respectively.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses (adjusted to exclude any fair value purchase accounting adjustments, as applicable).

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

(5)As a result of purchase accounting, AFF’s as reported allowance for lease losses for the nine months ended September 30, 2022 contains significant fair value adjustments. The adjusted amounts for the nine months ended September 30, 2022 exclude these fair value purchase accounting adjustments. As a result of the significance of these accounting adjustments, the Company does not believe that the unadjusted leased merchandise portfolio metrics for the nine months ended September 30, 2022 provide a useful comparison against the September 30, 2023 amounts.

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of September 30, 2023, the Company operated 2,988 pawn store locations comprised of 1,181 stores in 29 U.S. states and the District of Columbia, 1,715 stores in 32 states in Mexico, 64 stores in Guatemala, 14 stores in Colombia and 14 stores in El Salvador.

The following tables detail pawn store count activity for the three and nine months ended September 30, 2023:

	Three Months Ended September 30, 2023
	U.S.	Latin America	Total
Total locations, beginning of period	1,101	1,788	2,889
New locations opened (1)	3	22	25
Locations acquired	79	—	79
Consolidation of existing pawn locations (2)	(2)	(3)	(5)
Total locations, end of period	1,181	1,807	2,988

	Nine Months Ended September 30, 2023
	U.S.	Latin America	Total
Total locations, beginning of period	1,101	1,771	2,872
New locations opened (1)	5	52	57
Locations acquired	83	—	83
Consolidation of existing pawn locations (2)	(8)	(16)	(24)
Total locations, end of period	1,181	1,807	2,988

(1)In addition to new store openings, the Company strategically relocated one store in the U.S. during the three months ended September 30, 2023. During the nine months ended September 30, 2023, the Company strategically relocated three stores in the U.S. and two stores in Latin America.

(2)Store consolidations were primarily acquired locations over the past seven years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

POS Payment Solutions

As of September 30, 2023, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 10,800 active retail merchant partner locations located in all 50 U.S. states, the District of Columbia and Puerto Rico.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF and the impacts of purchase accounting with respect to the AFF acquisition, in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S.-dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above- or below-market lease liabilities of Cash America, which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$57,144	$1.26	$59,316	$1.26	$149,712	$3.27	$173,429	$3.64
Adjustments, net of tax:
Merger and acquisition expenses	2,605	0.06	564	0.01	2,818	0.06	1,317	0.03
Non-cash foreign currency loss (gain) related to lease liability	442	0.01	251	0.01	(1,171)	(0.03)	(245)	(0.01)
AFF purchase accounting adjustments (1)	10,880	0.24	17,036	0.36	32,869	0.72	64,772	1.36
Gain on revaluation of contingent acquisition consideration	—	—	(16,229)	(0.34)	—	—	(68,083)	(1.43)
Other expenses (income), net	(296)	(0.01)	126	—	(200)	—	(2,095)	(0.04)
Adjusted net income and diluted earnings per share	$70,775	$1.56	$61,064	$1.30	$184,028	$4.02	$169,095	$3.55

(1)See detail of the AFF purchase accounting adjustments in tables below.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended September 30,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$3,387	$782	$2,605	$733	$169	$564
Non-cash foreign currency loss related to lease liability	632	190	442	359	108	251
AFF purchase accounting adjustments (1)	14,130	3,250	10,880	22,125	5,089	17,036
Gain on revaluation of contingent acquisition consideration	—	—	—	(19,800)	(3,571)	(16,229)
Other expenses (income), net	(384)	(88)	(296)	164	38	126
Total adjustments	$17,765	$4,134	$13,631	$3,581	$1,833	$1,748

	Nine Months Ended September 30,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$3,670	$852	$2,818	$1,712	$395	$1,317
Non-cash foreign currency gain related to lease liability	(1,673)	(502)	(1,171)	(350)	(105)	(245)
AFF purchase accounting adjustments (1)	42,688	9,819	32,869	84,120	19,348	64,772
Gain on revaluation of contingent acquisition consideration	—	—	—	(82,789)	(14,706)	(68,083)
Other expenses (income), net	(260)	(60)	(200)	(2,721)	(626)	(2,095)
Total adjustments	$44,425	$10,109	$34,316	$(28)	$4,306	$(4,334)

(1)The following table details AFF purchase accounting adjustments (in thousands):

	Three Months Ended September 30,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$—	$—	$—	$7,111	$1,635	$5,476
Amortization of fair value adjustment on acquired leased merchandise	—	—	—	839	194	645
Amortization of acquired intangible assets	14,130	3,250	10,880	14,175	3,260	10,915
Total AFF purchase accounting adjustments	$14,130	$3,250	$10,880	$22,125	$5,089	$17,036

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

	Nine Months Ended September 30,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$—	$—	$—	$34,798	$8,004	$26,794
Amortization of fair value adjustment on acquired leased merchandise	—	—	—	6,796	1,564	5,232
Amortization of acquired intangible assets	42,688	9,819	32,869	42,526	9,780	32,746
Total AFF purchase accounting adjustments	$42,688	$9,819	$32,869	$84,120	$19,348	$64,772

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2023	2022	2023	2022	2023	2022
Net income	$57,144	$59,316	$149,712	$173,429	$229,778	$202,800
Provision for income taxes	20,480	16,079	51,649	48,598	73,189	56,357
Depreciation and amortization	27,365	25,971	81,526	77,495	107,863	90,670
Interest expense	24,689	18,282	66,657	50,749	86,616	60,746
Interest income	(328)	(206)	(1,253)	(1,104)	(1,462)	(1,380)
EBITDA	129,350	119,442	348,291	349,167	495,984	409,193
Adjustments:
Merger and acquisition expenses	3,387	733	3,670	1,712	5,697	15,897
Non-cash foreign currency loss (gain) related to lease liability	632	359	(1,673)	(350)	(2,652)	(72)
AFF purchase accounting adjustments (1)	—	7,950	—	41,594	8,760	87,956
Gain on revaluation of contingent acquisition consideration	—	(19,800)	—	(82,789)	(26,760)	(100,660)
Other expenses (income), net	(384)	164	(260)	(2,721)	(270)	(3,412)
Adjusted EBITDA	$132,985	$108,848	$350,028	$306,613	$480,759	$408,902

(1)Excludes $14 million, $43 million and $57 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months, nine months and trailing twelve months ended September 30, 2023, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA. Excludes $14 million, $43 million and $45 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months, nine months and trailing twelve months ended September 30, 2022, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash, generated by business operations, that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2023	2022	2023	2022	2023	2022
Cash flow from operating activities	$111,368	$99,031	$317,037	$325,798	$460,544	$411,252
Cash flow from certain investing activities:
Pawn loans, net (1)	(59,614)	(42,442)	(59,426)	(74,707)	(20,536)	(77,410)
Finance receivables, net	(30,869)	(26,088)	(87,994)	(49,634)	(123,713)	(55,478)
Purchases of furniture, fixtures, equipment and improvements	(18,375)	(9,944)	(46,723)	(29,630)	(52,679)	(40,044)
Free cash flow	2,510	20,557	122,894	171,827	263,616	238,320
Merger and acquisition expenses paid, net of tax benefit	2,605	564	2,818	1,317	4,379	12,239
Adjusted free cash flow	$5,115	$21,121	$125,712	$173,144	$267,995	$250,559

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics, adjusted to exclude the impacts of purchase accounting, provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables elsewhere in this release for additional reconciliation of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Additionally, the following table provides reconciliations of total revenue and total net revenue, presented in accordance with GAAP, to adjusted total revenue and adjusted net revenue, which excludes the impacts of purchase accounting (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Total revenue, as reported	$786,301	$672,143	$2,299,662	$1,979,598
AFF purchase accounting adjustments (1)	—	7,111	—	34,798
Adjusted total revenue	$786,301	$679,254	$2,299,662	$2,014,396

Total net revenue, as reported	$388,647	$323,292	$1,089,590	$915,451
AFF purchase accounting adjustments (1)	—	7,950	—	41,594
Adjusted total net revenue	$388,647	$331,242	$1,089,590	$957,045

(1)As a result of purchase accounting, AFF’s as reported amounts for the three and nine months ended September 30, 2022 contain significant fair value adjustments. The adjusted amounts for the three and nine months ended September 30, 2022 exclude these fair value purchase accounting adjustments.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	September 30,		Favorable /
	2023	2022	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	17.6	20.3	13%
Three months ended	17.1	20.2	15%
Nine months ended	17.8	20.3	12%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.9	7.9	—%
Three months ended	7.9	7.8	(1)%
Nine months ended	7.8	7.7	(1)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,054	4,532	11%
Three months ended	4,048	4,375	7%
Nine months ended	4,413	4,068	(8)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com